SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Amendment No. 1

Under the Securities Exchange Act of 1934

Crystal Oil Company
(Name of Issuer)

$0.06 Senior Convertible Preferred
(Title of Class of Securities)

229385307
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(  )
The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



CUSIP No.
229385307

1)  Names of Reporting Person

Lehman Brothers Holdings Inc.
S.S. or I.R.S. Identification No. of Above Person
13-3216325


2)  Check the Appropriate box if a Member of a Group

(a)  ( X ) Sole
(b)  (   ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        1,575,034

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        1,575,034

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        1,575,034

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     8.67%



12)  Type of Reporting Person

HC/CO

Item 1(a).  Name of Issuer:  Crystal Oil Company


Item 1(b).  Address of Issuer's Principal Executive Offices:

            229 Milam Street
            Shreveport, LA 71101


Item 2(a).  Name of Person Filing:

Lehman Brothers Holdings Inc.

Item 2(b).  Address of Principal Business Office:

            3 World Financial Center
            New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

$0.06 Senior Convertible Preferred

Item 2(e).  CUSIP Number:

            229385307


Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

The person filing this statement is Lehman Brothers Holdings
Inc., a parent holding company in accordance with Section 240.13d-
1(b)(ii)(G).


Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1994

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages
Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.


Item 7. Identification and Classification of the Subsidiary which
Acquired the Security being reported on by the Parent Holding
Company

The relevant subsidiary is Lehman Brothers Inc., a Broker/Dealer registered under Section 15 of the Securities Exchange Act of 1934.


Item 8.  Identification and Classification of Members of the
Group

Not Applicable.


Item 9.  Notice of Dissolution of Group

Not Applicable.
Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  December 31, 1994


LEHMAN BROTHERS HOLDINGS INC.



By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Vice President
       Assistant Secretary


































ldm/crystal1.13g

Attachment No.1




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934


Crystal Oil Company
(Name of Issuer)

$0.06 Senior Convertible Preferred
(Title of Class of Securities)

229385307000
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(X)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





CUSIP No.
229385307000


1)  Names of Reporting Person

Shearson Lehman Brothers Inc.
S.S. or I.R.S. Identification No. of Above Person
13-2518466


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only



4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With

    5)  Sole Voting Power
        1,575,034

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        1,575,034

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        1,575,034


10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)


11)  Percent of Class Represented by Amount in Row 9


   8.6%


12)  Type of Reporting Person

BD

CUSIP No.
229385307000


1)  Names of Reporting Person

American Express Company
S.S. or I.R.S. Identification No. of Above Person
13-4922250


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)      SEC Use Only




4)  Citizenship or Place of Organization
New York


Number of Shares Beneficially Owned
by Each Reporting Person With

    5)  Sole Voting Power
        1,575,034

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        1,575,034

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        1,575,034


10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)



11)  Percent of Class Represented by Amount in Row 9

   5.2%



12)  Type of Reporting Person

HC/CO


Item 1(a).  Name of Issuer:  Crystal Oil Company

Item 1(b).  Address of Issuer's Principal Executive Offices:

            229 Milam Street
            Shreveport, LA 71101

Item 2(a).  Name of Person Filing:

Shearson Lehman Brothers Inc.
American Express Company

Item 2(b).  Address of Principal Business Office:

American Express Tower
World Financial Center
New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

$0.06 Senior Convertible Preferred

Item 2(e).  CUSIP Number:

229385307000

Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

The persons filing this statement are Lehman Brothers Inc., a Broker/Dealer registered under Section 15 of the Act, and Lehman Brothers Holdings Inc. and American Express Company, parent holding companies in accordance with Section 240.13d-1(b)(ii)(G).

Item 4.          Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1991

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent
Holding Company

See Exhibit 1

Item 8.  Identification and Classification of Members of the
Group

Not Applicable.

Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  February 20, 1992

SHEARSON LEHMAN BROTHERS INC.



       /s/ Karen M. Muller
By:----------------------------
Name:  Karen M. Muller
Title: Senior Vice President
       Associate General Counsel



AMERICAN EXPRESS COMPANY



By:_____________________________
Name:  Karen M. Muller
Title: Authorized Representative
Exhibit Index



Exhibit I      Identification and Classification of Relevant
Subsidiaries

Exhibit II     Statement of Shearson Lehman Brothers Inc.

Exhibit III    Statement of American Express Company
EXHIBIT I
TO SCHEDULE 13G



The persons filing this statement are Lehman Brothers Inc., a registered Broker/Dealer and American Express Company, a parent holding company. The relevant subsidiary is Shearson Lehman
Brothers Inc.

EXHIBIT II
to
SCHEDULE 13G
under the
Securities Exchange Act of 1934



Pursuant to Rule 13d-1(f) (1) Shearson Lehman Brothers Inc., affirms it is individually eligible to use Schedule 13G and agrees that this
Schedule is filed on its behalf.




SHEARSON LEHMAN BROTHERS INC.



       /s/ Karen M. Muller
By:----------------------------
Name:  Karen M. Muller
Title: Senior Vice President
       Associate General Counsel


EXHIBIT III
to
SCHEDULE 13G
under the
Securities Exchange Act of 1934



American Express Company, 3 World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d)
or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

Pursuant to Rule 13d-1(f)(1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the Comptroller, the Secretary, and the General Counsel or any Associate General Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


AMERICAN EXPRESS COMPANY



     /s/ Stephen P. Norman
By:-------------------------
Name:  Stephen P. Norman
Title: Secretary



























ldm/crystal1.13g